Exhibit 10.7

THE HERTZ CORPORATION
SUPPLEMENTAL RETIREMENT AND SAVINGS PLAN
(as amended and restated effective as of December 19, 2014)
The Hertz Corporation originally adopted The Hertz Corporation Supplemental Retirement and Savings Plan (the “Plan”) on July 1, 1987, to provide a select group of management and highly compensated employees a program supplementing benefits payable to them under (1) The Hertz Corporation Account Balance Defined Benefit Pension Plan (the "Retirement Plan", and formerly known as the Retirement Plan for the Employees of the Hertz Corporation) and (2) The Hertz Corporation Income Savings Plan (the “Savings Plan”).
After its adoption, the Plan was subsequently amended to reflect changes to the Plan, including, effective as of January 1, 2005, for purposes of complying with Code Section 409A. For Code Section 409A purposes, the Plan was amended with respect to the Post-2004 Retirement Benefit, and such amended provisions apply only to the Post-2004 Retirement Benefit and have no force or effect with respect to benefits other than the Post-2004 Retirement Benefit, and shall not constitute a material modification of the Plan, as in effect on October 3, 2004, with respect to the Grandfathered Retirement Benefit.  The Grandfathered Retirement Benefit shall continue to be payable in accordance with the Plan as in effect prior to that amendment including, if applicable, by reference to the provisions of the Retirement Plan.
For these purposes, (i) the “Post-2004 Retirement Benefit” means the portion of the supplemental retirement benefit determined under Section 3 of the Plan which is in excess of the Grandfathered Retirement Benefit, and ( ii ) the “Grandfathered Retirement Benefit” means the present value of the amount to which a Participant would have been entitled under Section 3 of the Plan if the Participant voluntarily terminated his services without cause on December 31, 2004, and received a payment of his Supplemental Retirement Benefit under the Plan on the earliest possible date allowed under the Plan to receive a payment of benefits following the termination of services, and received the benefits in the form with the maximum value, in the case of clause (ii), as determined under Treas. Reg. § 1.409A-6(a)(3) and as permitted to be increased under such regulation following December 31, 2004.
Due to the corresponding freeze of the Retirement Plan as of December 31, 2014, the Plan is hereby amended and restated, effective as of the above date, in order to reflect the freezing of participation and accrual of benefits under the Plan as of December 31, 2014.
ARTICLE 1.
DEFINITIONS

Words and phrases defined in the Retirement Plan shall have the same meaning when used in the Plan unless expressly provided to the contrary herein. In addition, the following definitions shall apply for purposes of this Plan:
Code - the Internal Revenue Code of 1986, as amended from time to time, and applicable rules and regulations thereunder. Reference to any section of the Code shall be to that section as it may be renumbered, amended, supplemented or reenacted.

Committee - the Hertz Benefits Committee (previously known as the Pension and Welfare Plans Administration Committee) appointed by the Company, or any successor to that committee.
Company - The Hertz Corporation, or any successor thereto.
Deferred Earnings - an amount equal to 90% of the compensation deferred by an Employee for a Plan Year under the Hertz Executive Deferred Compensation Plan.
Employee - an employee of the Company.
ERISA - the Employee Retirement Income Security Act of 1974, as amended from time to time, and applicable rules and regulations thereunder. Reference to any section of the ERISA shall be to that section as it may be renumbered, amended, supplemented or reenacted.
Participant - a participant in this Plan.
Valuation Date - the last business day of each calendar month.

ARTICLE 2.
PARTICIPATION IN THE PLAN

2.1Subject to Section 2.2, Employees who on June 30, 1987 (a) actively participated in the Retirement Plan by contributing to it and (b) held the office of Staff or Division Vice President or above shall be Participants, provided each is among a group deemed by the Department of Labor to be a select group of management or highly compensated employees.
2.2Subject to Section 2.3, prior to any Employee becoming a Participant, the Company shall request a ruling from the Department of Labor that the Employees who satisfy the requirements of Section 2.1 are a select group of management or highly compensated employees, thereby exempting the Plan from Parts 2 and 3 and Section 403 of Title I of ERISA. Upon the Department of Labor’s ruling that coverage of all (or some) of those Employees (the “Included Employees”) under the Plan will allow the Plan to continue to be exempt from Parts 2 and 3 and Section 403 of Title I of ERISA, the Included Employees shall become Participants as of July 1, 1987.
2.3An Employee who (a) participates in the Executive Deferred Compensation Plan as of June 30, 1987 and (b) satisfies the requirements of clauses (a) and (b) of Section 2.1 shall participate in the Plan as of July 1, 1987, without the necessity of a ruling from the Department of Labor.
2.4Notwithstanding the foregoing, participation under the Plan shall be frozen as of December 31, 2014, and no Employee shall become a Participant in the Plan after such date.

ARTICLE 3.
SUPPLEMENTAL RETIREMENT BENEFITS

3.1A Participant’s supplemental retirement benefit under the Plan shall be equal to the excess, if any, of (a) over (b); provided, however, such supplemental retirement benefit shall be frozen as of December 31, 2014, and no Participant shall accrue any benefits under the Plan after such date; provided, further, the preceding shall not be construed to limit the adjustment in a Participant’s supplemental retirement benefit due to the continued crediting of interest credits under the Retirement Plan.
(a)The nonforfeitable benefit the Participant would receive based on the benefit accrual and vesting provisions of the Retirement Plan in effect on June 30, 1987:
(1)as if the Participant continued to make required contributions to the Retirement Plan after June 30, 1987 (as if there were no amendments to the Retirement Plan after June 30, 1987);
(2)taking into account in computing his benefit under the terms of the Retirement Plan in effect on June 30, 1987 the total of his Earnings and Deferred Earnings (instead of only Earnings) and his service for the entire period he is employed by an Affiliated Company (including the period before the Participant’s employer became an Affiliated Company);
(3)in determining Earnings and Deferred Earnings, a Participant’s compensation history for the entire period that he is employed by an Affiliated Company shall be considered, and computed without regard to the limitations of Section 415 of the Code and the limitation on the amount of compensation that may be taken into account under Section 401(a)(17) of the Code; and
(4)notwithstanding anything to the contrary above, determined as if such accruals above ceased and were frozen as of December 31, 2014.
(b)the aggregate benefit the Participant is actually entitled to receive under the Retirement Plan and under any other defined benefit plan qualified under Section 401(a) of the Code and maintained by an Affiliated Company (including the portion of the benefit attributable to service before the Affiliated Company became such).
For purposes of this Section 3.1, if any of the benefits described in paragraphs (a) or (b) are not in the form of an annuity for the life of the Participant with a five year period certain feature commencing on the first day of the month after the Participant attains age 65, the benefit shall be converted to the actuarial equivalent of that form.
3.2Grandfathered Retirement Benefits can be payable under the Plan under the same terms and conditions (including the designation of any Beneficiary upon death) as benefits are payable under the Retirement Plan. Any election of an option under the Retirement Plan shall not be binding under this Plan. The Participant shall make a separate election as to the manner of payment of Grandfathered Retirement Benefits payable under this Plan in the manner and form provided by the Committee.

3.3No deferred compensation equalization benefit shall be paid under any deferred compensation plan to Participants in this Plan.

ARTICLE 3A.
DISTRIBUTION OF THE POST-2004 RETIREMENT BENEFIT

3A.1                      If no election is made in accordance with Section 3A.2, the Post-2004 Retirement Benefit shall be paid in a lump sum within 90 days following the later of the Participant’s attainment of age 55 or his separation from service.

3A.2                      If the Participant, subject to Sections 3A.3 and 3A.4, so elects in writing and in accordance with such rules and procedures as established by the Committee, his Post-2004 Retirement Benefit will be distributed as follows:

(a)                                 on the date selected by the Participant for payments to be made (or commence), but not earlier than the later of his attainment of age 55 or his separation from service, nor later than the April 1st of the calendar year immediately following the calendar year in which he attains age 70½; and

(b)                                in the form of any option available under the Retirement Plan that the Participant selects.

Such election must be made by December 31, 2005.  Any Participant who fails to make a timely election under this Section 3A.2 will be deemed to have elected the time and method of payment specified in Section 3A.1.
A Participant who made a timely election under this Section 3A.2, or whose time and method of distribution is determined pursuant to Section 3A.1, may elect to delay the date of distribution to another date permitted under (a) above or change the form of distribution to another form permitted under (b) above (such election, a “Subsequent Deferral Election”), provided   that:

(x)                                 such election will not take effect until at least 12 months after the date on which the election is made;

(y)                                such election must be made not less than 12 months prior to the date on which payment of such distribution would otherwise have been made or commenced (in the absence of such election); and

(z)                                 the payment (commencement) date chosen must be not less than five years after the date that the distribution would have otherwise been made (or commenced).

Such Subsequent Deferral Election must be made in the manner specified by the Committee and in accordance with the subsequent deferral and anti-acceleration provisions of Code Section 409A(a)(4)(C) and related regulations.  A Participant’s election among actuarially equivalent annuity forms available under the Plan (determined as permitted under the regulations promulgated under Code Section 409A) prior to the commencement date shall not be treated as a Subsequent Deferral Election and shall instead be immediately effective.  In no event shall a Participant’s Subsequent Deferral Election result in a change to the time and method of distribution of benefits (if any) to the Participant under the Company’s Benefit Equalization Plan or Supplemental Executive Retirement Plan, or the amount of the Participant’s Grandfathered Benefit.

3A.3                      Notwithstanding any other provision of the Plan to the contrary, if at the time a Participant separates from service he is a “specified employee” of the Company, as defined in Code Section 409A(a)(2)(B) and related regulations, payment to him of his Post-2004 Retirement Benefit cannot commence (or be paid) until the latest of:

(i)                                    the lapse of six months following his separation from service (the “Six-Month Delay”);

(ii)                                 his attainment of age 55; or

(iii)                              the date selected under Section 3A.2(a).

To give effect to the Six Month Delay, all payments otherwise payable to the Participant during such six-month period shall be retained by the Company and shall be paid without interest within 30 days following the expiration of such six-month period.

3A.4                      Notwithstanding anything in this Plan or the Retirement Plan to the contrary, in the event of the Participant’s death prior to commencement of benefits hereunder, the Participant’s Post-2004 Retirement Benefit shall be paid to the Participant’s Beneficiary under the Retirement Plan in the form of a lump sum distribution within 90 days following the Participant’s death.

ARTICLE 4.
[RESERVED]

ARTICLE 5.
ADMINISTRATION

The Plan shall be administered and interpreted by the Committee. The Committee is authorized from time to time to establish such rules and regulations as it may deem appropriate for the proper administration of the Plan, and to make such determinations under, and such interpretations of, and to take such steps in connection with, the Plan as it may deem necessary or advisable. Each determination, interpretation, or other action by the Committee shall be in its sole discretion and shall be final, binding and conclusive for all purposes and upon all persons.
ARTICLE 6.
FUNDING

The benefits payable under this Plan shall constitute an unfunded obligation and an unsecured promise of the Company. The Plan constitutes a mere promise by the Company to make supplemental benefit payments in the future. Nothing in the Plan (or any Plan communication) shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder. Payments shall be made, when due, from the general funds of the Company. Anything in this Article 6 to the contrary notwithstanding, the Company may establish a grantor trust (or other investment or holding vehicle permitted under Code Section 409A) to assist it in meeting its obligations under the Plan and may provide for such investments in connection therewith, including the purchase of insurance or annuity contracts, as it may deem desirable; provided that any such assets and investments of the grantor trust shall be subject to the claims of the Company’s general creditors. No person eligible for a benefit under this Plan shall have any right, title, or interest in any assets held to assist the Company to pay supplemental benefits or in any particular assets of the Company, and any such person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

ARTICLE 7.
AMENDMENT AND TERMINATION

7.1While the Company intends to maintain this Plan in conjunction with the Retirement Plan and the Savings Plan for so long as desirable, the Company reserves the right to amend or to terminate this Plan by action of its Board of Directors (or its delegate), in its sole discretion, for whatever reason it may deem appropriate.
7.2In the event the Company terminates the Plan, a Participant’s supplemental retirement benefit under Section 3.1 shall be determined (a) as if he ceased being an Employee (or an employee of an Affiliated Company) at the time of such termination, on the basis of the Participant’s service, Earnings and Deferred Earnings determined as of the date of such termination, and (b) on the basis of the aggregate benefits the Participant is actually entitled to receive under the Retirement Plan and under any other defined benefit plan maintained by an Affiliated Company. Accordingly, after the termination of this Plan, the amount of a Participant’s supplemental retirement benefit under Section 3.1 will decrease to the extent that his actual benefit under the Retirement Plan (and any other defined benefit plan maintained by an Affiliated Company) increases as the result of service and earnings after the termination.

ARTICLE 7A.
COMPLIANCE ACTIONS WITH RESPECT TO THE POST-2004 RETIREMENT BENEFIT AND SATISFACTION OF OBLIGATION

7A.1                      With respect to the Post-2004 Retirement Benefit, references herein to a Participant’s “separation from service” or “termination of employment” (and corollary terms) with the Company shall be construed to refer to a Participant’s “separation from service” (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) with the Company.  For avoidance of doubt, whenever a provision under this Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.  In the event that the Company reasonably determines that any provision of this Plan is subject to and does not comply Section 409A of the Code, the Company shall have the right to adopt such amendments to this Plan or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, that in no event shall any provision of this Plan be construed to guarantee any particular tax treatment of benefits payable under the Plan or shall any provision of this Plan be construed to constitute an indemnification of any Participant or Beneficiary by the Company for a violation of Section 409A of the Code.  In addition, with respect to the Post-2004 Retirement Benefit, the Company reserves the right, after additional guidance is issued with respect to Section 409A of the Code and on a uniform basis, by amendment or otherwise, to permit new or modified Participant elections, to declare Participant elections void or to take any other actions the Company deems necessary or desirable in order to conform such Participant elections to guidance issued pursuant to Section 409A of the Code or to achieve the goals of the Plan without having an adverse tax impact on Participants under Section 409A of the Code.

7A.2                      After Participants and their Beneficiaries are paid the Post-2004 Retirement Benefit to which they are entitled, the obligations therewith of the Company shall be satisfied and Participants and their Beneficiaries shall have no further claims against the Plan or the Company with respect thereto.

ARTICLE 8.
GENERAL PROVISIONS

8.1Except as may be required by law, no benefit payable under the Plan is subject in any manner to anticipation, assignment, garnishment, or pledge; and any attempt to anticipate, assign, garnish or pledge the same shall be void. No such benefits will in any manner be liable for or subject to the debts, liabilities, engagement, or torts of any Participant or other person entitled to receive the same, and if such person is adjudicated bankrupt or attempts to anticipate, assign, or pledge any such benefits, the Committee shall have the authority to cause the same or any part thereof to be held or applied to or for the benefit of such Participant, his spouse, children or other dependents, or any of them, in such manner and in such proportion as the Committee may deem proper. Notwithstanding the preceding sentences, and with respect to any Grandfathered Retirement Benefit only to the extent it does not constitute a material modification of the Plan (as provided under Code Section 409A), if a Participant becomes entitled to a distribution of benefits under the Plan and if at such time the Participant has outstanding any debt, obligation or other liability representing an amount owing to the Company or any Affiliated Company, the Company may, to the maximum extent permitted under applicable law, offset such amount owed to it against the amount of benefits otherwise distributable from the Plan. Such determination shall be made by the Committee after notification from the Company.
8.2Notwithstanding anything in this Plan to the contrary if the Committee determines that a Participant while an Employee of the Company has, without the consent of the Committee, engaged in any activity or occupation which is adverse to or in competition with the Company, after notice by registered mail directed to the Participant’s last known address, the Committee may suspend his benefit under this Plan. The suspension shall continue until removed by notice from the Committee. After the suspension has continued for one year, the Committee shall cancel the Participant’s (or his Beneficiary’s) benefit under this Plan.

If the Committee determines that a Participant while an Employee of the Company has, without the consent of the Committee, engaged in any activity or occupation which is adverse to or in competition with the Company, after notice by registered mail directed to the Participant’s last known address, and after having given the Participant the opportunity to cease such activity or occupation to the satisfaction of the Committee, the Committee may cause the Participant’s Post-2004 Retirement Benefit to be forfeited.  This paragraph shall supersede the paragraph above with respect to each Participant’s Post-2004 Retirement Benefit.
The action by the Committee under this Section 8.2 shall be final and conclusive.
8.3Nothing contained in the Plan shall be construed as a contract of employment between the Company and any Participant, or as a right of any Participant to be continued in the employment of the Company, or as a limitation on the right of the Company to terminate the employment of or discharge any of its employees, with or without cause, and with or without notice, at any time, at the option of the Company.
8.4To the extent permitted by law, the Company shall indemnify the members of the Committee from all claims for liability, loss or damage (including payment of expenses in connection with the defense against such claim) arising from any act or failure to act which constitutes a breach of such individual's responsibilities under any applicable law. This shall not include actions which may be held to include criminal liability under applicable law. The provisions of this Section 8.4 shall survive termination of the Plan.
8.5If a Participant or Beneficiary entitled to receive any benefit is a minor or is deemed by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, payment of such benefit will be made to the duly appointed legal guardian or representative of such minor incompetent or to such other legally appointed person as the Committee may designate. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.
8.6The Company shall have the right to deduct from any Plan benefit payments any taxes required to be withheld with respect to such payments. A Participant or Beneficiary shall, as a condition to receiving benefits under the Plan, be obligated to provide the Committee with such information as the Committee shall require in order determine benefits under the Plan or otherwise administer the Plan.
8.7Any masculine personal pronoun shall be considered to mean also the corresponding female or neuter personal pronoun, as the context requires.
8.8The provisions of this Plan shall be construed in accordance with the laws of the State of Delaware (without regard to its conflict of laws) and applicable federal law.

ARTICLE 9.
CLAIM AND APPEAL PROCEDURES FOR THE POST-2004 RETIREMENT
BENEFIT

9.1         Claims for Post-2004 Retirement Benefit shall be submitted in writing to the Committee (or its delegate) on a form prescribed for such purpose.  Within 90 days after its receipt of any claim for such a benefit under the Plan, the Committee (or its delegate) shall give written notice to the claimant of its decision on the claim unless the Committee (or its delegate) determines that special circumstances require an extension of time for processing the claim.  If an extension of time for processing the claim is needed, a written notice shall be furnished to the claimant within the 90-day period referred to above which states the special circumstances requiring the extension and the date by which a decision can be expected, which shall be no more than 180 days from the date the claim was filed.  If a claim for such benefits is being denied, in whole or in part, such notice shall be written in a manner calculated to be understood by the claimant and shall include:

(a)	the specific reason or reasons for such denial;

(b)	specific references to Plan provisions upon which the denial is based;

(c)	a description of any additional material or information which may be needed to perfect the request, including an explanation of why such material or information is necessary; and

(d)
an explanation of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on appeal.

9.2                          Any claimant whose claim for Post-2004 Retirement Benefit has been denied by the Committee (or its delegate) may appeal to the Committee for a review of the denial by making a written request therefor within 60 days of receipt of a notification of denial.  Any such request may include any written comments, documents, records and other information relating to the claim and may include a request for “relevant” documents to be provided free of charge.  The claimant may, if he chooses, request a representative to make such written submissions on his behalf.  The claimant will be afforded a full and fair review that takes into account all such comments, documents, records and other information, whether or not they were submitted or considered in the initial benefit determination and without deference to the initial benefit determination.
Within 60 days after receipt of a request for an appeal, the Committee shall notify the claimant in writing of its final decision.  If the Committee determines that special circumstances require additional time for processing, the Committee may extend such 60-day period, but not by more than an additional 60 days, and shall notify the claimant in writing of such extension.  If the period of time is extended due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on appeal shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.
In the case of an adverse benefit determination on appeal, the Committee will provide written notification to the claimant, set forth in a manner calculated to be understood by the claimant, of:

(a)	the specific reason or reasons for the adverse determination on appeal;

(b)	the specific Plan provisions on which the denial of the appeal is based;

(c)
 a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other information “relevant” to the claimant’s claim for benefits; and

(d)	a statement of the claimant’s right to bring a civil action under ERISA Section 502(a).
For purposes of this Section, a document, record or other information shall be considered “relevant” to a claimant’s claim if such document, record or other information:  (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with the administrative processes and safeguards required in making the benefit determination.